EXHIBIT 99.9

FOR IMMEDIATE RELEASE:	NEWS
October 28, 2005	AMEX-TPY
TIPPERARY CORPORATION ANNOUNCES SHAREHOLDER APPROVAL OF
MERGER AGREEMENT WITH SANTOS LIMITED
DENVER, Colorado — Tipperary Corporation (AMEX-TPY) today reported that the Company’s shareholders approved the proposed merger agreement between Tipperary and Santos Limited (Santos) at a special meeting of shareholders held yesterday. The merger was effected today when the Texas Secretary of State issued the Certificate of Merger. Tipperary is now a wholly owned subsidiary of Australia-based Santos Limited, and trading of Tipperary’s common stock has been discontinued.
Holders of the Company’s common stock, other than Santos, will receive $7.43 in cash, without interest, for each share held. Santos’ Paying Agent, The Bank of New York, is to mail to shareholders instructions for surrendering their shares and receiving payment in November.
About Tipperary Corporation
Tipperary Corporation has operated as an independent energy company focused primarily on exploration for, and production of, coalseam and conventional natural gas. Headquartered in Denver, Colorado, Tipperary has held producing operations in Queensland, Australia. Together with its affiliates, Tipperary held a 75.25% capital interest and a 71.7% pre-royalty revenue interest in southeastern Queensland’s Comet Ridge coalseam gas project totaling approximately 1,230,500 acres, and also held other exploration permits in Queensland totaling approximately 77,000 acres. Domestically, Tipperary held interests in several exploration projects in Colorado and Nebraska covering approximately 623,000 acres.
Information herein contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as “may,” “will,” “expect,” “anticipate,” “estimate,” or “continue,” or comparable words. In addition, all statements other than statements of historical facts that address activities that Tipperary expects or anticipates will or may occur in the future are forward-looking statements. Readers are encouraged to read the SEC reports of Tipperary, particularly its Annual Report on Form 10-K for the year ended December 31, 2004, for meaningful cautionary language disclosing why actual results may vary from those anticipated by management.
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CONTACTS:

Tipperary Corporation	Geoff High
David Bradshaw	Pfeiffer High Investor Relations, Inc.
303/293-9379	303-393-7044
www.tipperarycorp.com	www.pfeifferhigh.com

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